UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE GEO GROUP, INC
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (866) 301-4436

March 23, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Friday, May 4, 2012, at 9:00 A.M. (EDT) at The Breakers, One South County Road, Palm Beach, Florida, 33480. We hope that you will be able to attend.

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will significantly lower the costs of printing and distributing our proxy materials. On or about March 23, 2012, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 4, 2012

March 23, 2012

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Friday, May 4, 2012, at 9:00 A.M. (EDT) at The Breakers, One South County Road, Palm Beach, Florida, 33480 for the purpose of considering and acting on the following proposals:

(1)	To elect six (6) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2012;

(3)	To hold an advisory vote to approve named executive officer compensation;

(4)	To approve the adoption of The GEO Group, Inc. 2011 Employee Stock Purchase Plan;

(5)	To vote on a shareholder proposal requesting director election by the majority vote standard;

(6)	To vote on a shareholder proposal requesting the review, development and adoption of human rights policies;

(7)	To vote on a shareholder proposal requesting annual disclosure of lobbying information; and

(8)	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 2, 2012, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 4, 2012.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

March 23, 2012

The GEO Group, Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at The Breakers, One South County Road, Palm Beach, Florida, 33480, May 4, 2012, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2012;

“FOR” the advisory approval of the resolution on named executive officer compensation;

“FOR” the adoption of The GEO Group, Inc. 2011 Employee Stock Purchase Plan;

“AGAINST” the shareholder proposal requesting director election by the majority vote standard;

“AGAINST” the shareholder proposal requesting the review, development and adoption of human rights policies; and

“AGAINST” the shareholder proposal requesting annual disclosure of lobbying information.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2012 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation, the adoption of the 2011 Employee Stock Purchase Plan, and the shareholder proposals are not considered routine matters. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation, the adoption of the 2011 Employee Stock Purchase Plan and the shareholder proposals.

This proxy statement, the notice of annual meeting, the proxy card and our 2011 annual report will be mailed or made accessible via the Internet on or about March 23, 2012.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 2, 2012, the record date, will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 2, 2012, GEO had 61,157,542 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a plurality of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. The adoption of the 2011 Employee Stock Purchase Plan and the shareholder proposals will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposals but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation, the adoption of the 2011 Employee Stock Purchase Plan and the shareholder proposals. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on Friday, May 4, 2012.

The Proxy Statement and 2011 Annual Report to Shareholders are

available at www.proxyvote.com.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 20, 2012 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

Proposal 1

Election of Directors

Director Nominees

GEO’s board of directors is comprised of six (6) members. The six (6) nominees are listed below. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s 2011 annual meeting.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Director Since	Current Positions
Clarence E. Anthony	52	2010	Director
Norman A. Carlson	78	1994	Director
Anne N. Foreman	64	2002	Director
Richard H. Glanton	65	1998	Director
Christopher C. Wheeler	65	2010	Director
George C. Zoley	62	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Clarence E. Anthony

Mr. Anthony has served as a director of GEO since 2010. Mr. Anthony has been the President and CEO of Anthony Government Solutions, Inc., a government relations consulting firm based in West Palm Beach, FL since June 2009. From 2004 through 2009, he was the Chief Marketing Officer & EVP at PBS&J, an International Engineering and Construction Management firm. From 2004 — 2006, he served as the National Business Development & Government Relations Director for PBS&J. From 1996 to 2004, Mr. Anthony was President and CEO of Emerge Consulting. Since 1999, Mr. Anthony has served on the board of directors of Bealls, Inc., a privately held $1.5 billion dollar clothing and retail corporation headquartered in Bradenton, Florida. From 2004-2009, Mr. Anthony was on the board of directors of PBS&J, Inc. where he served as Presiding Director of the Board for fiscal year 2008-2009. From 1998-2007, Mr. Anthony served on the board of CentraCore Properties Trust (formerly Correctional Properties Trust). Mr. Anthony served as mayor of South Bay, Florida for 24 years and served as president of the National League of Cities in 1999. He also served as a key member of the National League of Cities board and as an active member of the National Black Caucus of Local Elected Officials. As president of the National League of Cities, Mr. Anthony served as the chief spokesperson of the oldest and largest organization of municipal officials in the United States. Mr. Anthony earned a bachelors degree in Social Science from Florida Atlantic University and holds an M.P.A., Public Administration with Specialization in Environmental Growth Management, from Florida Atlantic University.

Mr. Anthony brings extensive government and corrections industry knowledge to the board of directors. Mr. Anthony’s experience as an independent director with CentraCore Properties Trust (including his familiarity with that company’s financing and operations) provides corrections industry knowledge and experience that strengthens the board of directors’ collective knowledge, capabilities and experience.

Norman A. Carlson

Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career with the Bureau of Prisons, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Mr. Carlson’s experience as the former Director of the Federal Bureau of Prisons provides unparalleled corrections industry knowledge and experience in the operation and management of correctional institutions. His 18 years of experience as a GEO board member strengthens the board of directors’ collective knowledge, capabilities and experience.

Anne N. Foreman

Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust and director and treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. and is chairman of the board of directors of Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, Law Review, cum laude from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. She has served on public and private U.S. and U.K. boards of directors, and on their audit, compensation and corporate governance committees for 19 years.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her service in two Senate-confirmed positions in the Air Force, and in private sector and government positions abroad provide leadership, government affairs and international transactional skills. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Richard H. Glanton

Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is Chairman of Philadelphia Television Network, a privately-held media company. He is the founder and president of ElectedFace LLC, a Delaware based technology company that operates an online service that enables citizens across America to connect with the elected officials that represent them. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003, he was a Partner at both Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). He is also a director of the Mistras Group, Inc. and the Aqua America Corporation. Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as president of The Barnes Foundation from 1990 to 1998 and at Exelon Corporation from 2003-2008. Mr. Glanton has approximately 29 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of 5 publicly-traded companies, four of which are traded on the NYSE and 1, CGU, on the United Kingdom Stock Exchange. He served as a director of CGU of North America, a British based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter New Hampshire and Berkshire Hathaway. He was a member of its Executive and Audit Committees during his 20 year tenure on that board. From 1990 until 2003, he served as director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within PECO\Exelon at the request of its Chairman. He served on the Executive and Audit and Governance Committees of PECO\ Exelon. He has been a director of GEO since 1998, where he serves on its three member Executive Committee, Chairman of the Audit and Finance Committee and a member of its Governance and Compensation Committees. Mr. Glanton is a member of the board of directors of Aqua America Corporation and has served as Chairman of the Governance Committee since 2005. He received his bachelor’s degree in English from West Georgia College (renamed

State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the Board of Directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

Christopher C. Wheeler

Mr. Wheeler was appointed to GEO’s Board of Directors effective February 1, 2010. Mr.
Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the
Board of Trustees of the Boca Raton Regional Hospital, BRRH Corporation and the
Board of Directors of the Florida Atlantic University Foundation. He is a former member of the Board of Directors of Pine Crest Preparatory School and the Board of
Directors of Ronald McDonald House Charities of South Florida. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of
Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. Mr. Wheeler’s service with the Boca Raton Regional Hospital board provides relevant experience to GEO’s medical operations. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley

George C. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder,
and is Chairman of GEO Care, Inc., a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of
2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services.
Mr. Zoley also serves as a director of several business subsidiaries through which The GEO
Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate
Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University
in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr.
Zoley also served as Chair of the FAU Presidential Search Committee and a member of the
FAU Foundation board of directors.

Mr. Zoley is one of the pioneers in the private corrections industry. As the founder of The
GEO Group Inc., his industry knowledge, experience and leadership is invaluable to the operation and development of the company. His 30 years with the company make him uniquely qualified to be the Chairman of the Board and Chief Executive Officer.

The election of each director will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the six nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position
George C. Zoley	62	Chairman of the Board, Chief Executive Officer and Founder
Brian R. Evans	44	Senior Vice President and Chief Financial Officer
John M. Hurley	64	Senior Vice President; President, GEO Corrections & Detention
Jorge A. Dominicis	49	Senior Vice President, Residential Treatment Services; President, GEO Care, Inc.
John J. Bulfin	58	Senior Vice President, General Counsel and Secretary
Thomas M. Wierdsma	61	Senior Vice President, Project Development
Stephen V. Fuller	57	Senior Vice President, Human Resources
Ronald A. Brack	50	Vice President, Chief Accounting Officer and Controller
Shayn P. March	46	Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — In August 2009, Mr. Evans assumed the role as Chief Financial Officer for the Company upon the announced retirement of Mr. John G. O’Rourke. Mr. Evans was GEO’s Vice President of Finance and Treasurer from May 2007 to August 2009 and Chief Accounting Officer from May 2003 to August 2009. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

John M. Hurley — As GEO’s Senior Vice President since 2000 and President of GEO Corrections & Detention since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s correctional and detention facilities. In 2010, Mr. Hurley was assigned operational oversight for GEO International Services in addition to his responsibilities for U.S Corrections and Detention management. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. and oversees the medical services in the United States Corrections and Detention facilities. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activities, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations, professional responsibility and corporate governance. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree cum laude from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Thomas M. Wierdsma — As GEO’s Senior Vice President of Project Development since January 2007, Mr. Wierdsma has oversight responsibility for Corporate Real Estate activities and Entitlement, Design and Construction of GEO’s new and expanded facilities. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, the last being Director of Project Planning and Development. Mr. Wierdsma attended Valparaiso University and received a Bachelor of Science Degree in Civil Engineering. He is a Registered Professional Engineer and a Designated Design Build Professional.

Stephen V. Fuller — Effective February 3, 2011, Mr. Fuller was appointed Senior Vice President of Human Resources at The GEO Group, Inc. He oversees all HR activities for the Company, which has approximately 20,000 employees. Mr. Fuller joined GEO in July 2006 as Vice President of Human Resources. Prior to joining GEO, Mr. Fuller served as the Senior Vice President of Human Resources for AmeriPath, Inc. As one of the founding executive officers, Mr. Fuller contributed to this fast-growth company from start-up to annual revenue of $1billion, with 3,500 employees, physicians and scientists. Mr. Fuller has over 30 years of experience in Human Resources, a Masters in Business Administration (Dean’s List) from Nova Southeastern University, and a Bachelor of Science degree in Personnel Management and Industrial Relations from Auburn University.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to this, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 13, 2012 (unless stated otherwise) by (i) each nominee for election as director at the 2012 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner (1)	Amount & Nature of Beneficial Ownership (2)	Percent of Class (3)

DIRECTOR NOMINEES(4)(5)
Clarence E. Anthony	14,500	*
Norman A. Carlson	64,850	*
Anne N. Foreman	47,700	*
Richard H. Glanton	17,834	*
Christopher C. Wheeler	11,445	*
George C. Zoley	955,500	1.55%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	176,772	*
Jorge A. Dominicis	104,282	*
Brian R. Evans	60,630	*
John M. Hurley	120,524	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (14 Persons)(6)	1,743,721	2.82%

OTHER
Scopia Management Inc.(7)	7,640,099	12.44%
FMR LLC(8)	5,096,063	8.29%
BlackRock, Inc.(9)	4,885,411	7.95%
Wells Fargo & Company(10)	4,446,026	7.24%
Eagle Asset Management, Inc.(11)	3,342,506	5.44%
The Vanguard Group, Inc.(12)	3,339,901	5.44%
River Road Asset Management, LLC(13)	3,260,589	5.31%

* Beneficially owns less than 1% of GEO’s common stock

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 13, 2012, GEO had 61,437,542 shares of common stock outstanding.

(4)

These figures include shares of common stock underlying stock options held by director nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 13, 2012, in the following amounts: Mr. Anthony — 2,000; Mr. Carlson —

35,600; Ms. Foreman — 35,600; Mr. Glanton — 8,000; Mr. Wheeler — 2,000; Mr. Zoley — 90,000; Mr. Bulfin — 91,444; Mr. Dominicis — 34,000; Mr. Evans — 21,560; and Mr. Hurley — 20,726

(5)	These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Anthony — 8,334; Mr. Carlson — 9,834; Ms. Foreman — 9,834; Mr. Glanton — 9,834; Mr. Wheeler — 8,334; Mr. Zoley — 192,167; Mr. Bulfin — 28,000; Mr. Dominicis— 36,334; Mr. Evans — 36,334; and Mr. Hurley — 36,334.

(6)	Includes 428,630 shares of common stock underlying stock options held by director nominees and executive officers (14 persons in total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 13, 2012.

(7)	The principal business address of Scopia Management, Inc. is 152 West 57th Street, 33rd Floor, New York, NY 10019. By Schedule 13G filed by Scopia Management, Inc., Matthew Sirovich and Jeremy Mindich filing jointly, dated February 10, 2012, they reported that, as of December 31, 2011, they beneficially owned 7,640,099 shares with shared voting power and dispositive power over 7,640,099 of such shares, with sole voting power and dispositive power over 80,000 of such shares held by Matthew Sirovich.

(8)	The principal business address of Fidelity Management and Research LLC (“FMR LLC”) is 82 Devonshire Street, Boston, MA 02109. By Schedule 13G filed by FMR LLC, Fidelity Management & Research Company (“FMR Company”) and Edward C. Johnson 3d (“Johnson”) filing jointly, dated February 14, 2012, they reported that, as of December 31, 2011, they beneficially owned 5,096,063 shares with sole dispositive power over such shares.

(9)	The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. By Schedule 13G, dated February 10, 2012, BlackRock, Inc. reported that, as of December 31, 2011, it beneficially owned 4,885,411 shares with sole voting power and sole dispositive power over such shares.

(10)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. By Schedule 13G, dated January 24, 2012, Wells Fargo & Company reported that, as of December 31, 2011, it beneficially owned 4,446,026 shares with sole voting power over 4,398,614 of such shares, shared voting power over 794 of such shares, sole dispositive power over 4,300,251 of such shares and shared dispositive power over 80 of such shares.

(11)	The principal business address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716. By Schedule 13G, dated January 24, 2012, Eagle Asset Management, Inc. reported that, as of December 31, 2011, it beneficially owned 3,342,506 shares with sole voting power and sole dispositive power over such shares.

(12)	The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. By Schedule 13G, dated February 10, 2012, Vanguard reported that, as of December 31, 2011, it beneficially owned 3,339,901 shares with sole voting power over 99,153 of such shares, sole dispositive power over 3,240,748 of such shares and shared dispositive power over 99,153 of such shares.

(13)

The principal business address of River Road Asset Management, LLC is 462 S. 4th St., Suite 1600, Louisville, KY 40202. By Schedule 13G, dated February 9, 2012, River Road Asset Management, LLC reported that, as of December 31, 2011 it beneficially owned 3,260,589 shares with sole voting power over 2,683,309 of such shares and sole dispositive power over 3,260,589 of such shares

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held five meetings during fiscal year 2011. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Clarence E. Anthony, Norman A. Carlson, Anne N. Foreman, Richard H. Glanton and Christopher C. Wheeler qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE	CORPORATE PLANNING COMMITTEE
Richard H. Glanton, Chairman	Anne N. Foreman, Chairman
Clarence E. Anthony	Norman A. Carlson
Christopher C. Wheeler	Clarence E. Anthony

COMPENSATION COMMITTEE	OPERATIONS AND OVERSIGHT COMMITTEE
Richard H. Glanton, Chairman	Norman A. Carlson, Chairman
Anne N. Foreman	Richard H. Glanton
Christopher C. Wheeler	Anne N. Foreman

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	LEGAL STEERING COMMITTEE
Anne N. Foreman, Chairman	Richard H. Glanton, Chairman
Richard H. Glanton	Anne N. Foreman
Christopher C. Wheeler	Christopher C. Wheeler

EXECUTIVE COMMITTEE	INDEPENDENT COMMITTEE
George C. Zoley, Chairman	Norman A. Carlson, Chairman
Christopher C. Wheeler	Christopher C. Wheeler
Richard H. Glanton	Anne N. Foreman
Richard H. Glanton
Clarence E. Anthony

Audit and Finance Committee

The Audit and Finance Committee met five times during fiscal year 2011. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics, ensure that management has established a system to enforce the Code, and review management’s monitoring of the Company’s compliance with the Code;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met nine times during fiscal year 2011. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal year 2011.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each Director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•

periodically review our Code of Business Conduct and Ethics for directors, officers and employees, and approve amendments to the Code of Business Conduct and Ethics to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity—diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2011, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2011, the Executive Committee acted five times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2011 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategy issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. On November 4, 2010, the Board of Directors, based upon the recommendation of the Nominating and Governance Committee, appointed Richard H. Glanton as Lead Independent Director of the Company effective January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee and the Compensation Committee and a member of the Executive Committee. As the Lead Independent Director, Mr. Glanton has input to the Chairman of the board on preparation of agendas for board and committee meetings. Mr. Glanton chairs board meetings when the Chairman of the board is not in attendance and provides input to the independent directors and ensures that the effectiveness of the board is assessed on a regular basis. The Lead Independent Director reports to the board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a board member and his service as the Chair of the Audit and Finance Committee and Compensation Committee, the board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company.

As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over thirty years of experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risk. The Operations and Oversight Committee meets regularly during the year and on occasions when an operating incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.
•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Vice President of Corporate Relations at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our directors attended the 2011 annual meeting of shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2011 and 2010. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2011 and 2010.

	Grant Thornton LLP 2011	Grant Thornton LLP 2010
Audit Fees(1)	$2,157,428	$2,405,283
Audit Related Fees(2)	48,777	155,020
Tax Fees(3)	23,451	9,209
All Other Fees(4)	87,409	3,683

Total	$2,317,065	$2,573,195

(1)

Audit fees for 2011 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, correspondence with the SEC, comfort letters and consents related to the Company’s offering memorandum and registration statement associated with the 6.625% Senior Notes due 2021 filed on Form S-4, as amended, and the Company’s Shelf Registration filed on Form S-3ASR. Audit fees for 2010 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, correspondence with the SEC, and consents related to the Company’s registration statement on Form S-4 associated with the Company’s acquisition of Cornell Companies, Inc. and its registration statements filed on Form S-8.

(2)	Audit-related fees in 2011 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K. Audit-related fees in 2010 primarily consist of fees for due diligence pertaining to business combinations.

(3)	Tax fees for 2011 and 2010 consist of fees for tax compliance and advice primarily pertaining to GEO’s foreign locations.

(4)	All Other Fees consists of work performed internationally. During 2011 and 2010, these fees were primarily related to compliance work performed in connection with international business development opportunities.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2011 and 2010 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2011 and 2010 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2011 and 2010 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended one time since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2004, our Compensation Committee selected and engaged Towers Perrin (nka Towers Watson), a nationally recognized independent compensation consulting firm, to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our executive officers was, at that time, competitive and/or complete when compared with similarly situated companies.

In the review, Towers Perrin was asked to review the current compensation packages for our top executive officers and compare them with packages offered to officers at a targeted universe of peer group companies. The peer group companies included America Service Group, Inc., Avalon Correctional Services, Inc., Cornell Companies, Inc., Correctional Services Corp., Corrections Corporation of America and MTC Technologies, Inc. Since the date of the Towers Perrin review, Cornell Companies, Inc. and Correctional Services Corp. were acquired by GEO and are no longer considered peer companies. The analysis and development of findings entailed regular meetings between Towers Perrin and the Compensation Committee. Towers Perrin ultimately provided the Compensation Committee with its findings and analysis, which the Compensation Committee has continued to take into account when determining its policies and the basis upon which our named executive officers are compensated.

The Compensation Committee retained Towers Perrin directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. In conducting its review, Towers Perrin was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Towers Perrin was not asked to perform any other services for us. The Compensation Committee intends to periodically retain a nationally recognized independent compensation consulting firm in order to conduct updated reviews of our named executive officer compensation. The Compensation Committee has not engaged a compensation consultant since 2004 and no fees have been paid to a compensation consultant in the last year.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Towers Perrin that include our Company’s prior performance, historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee uses peer group data to obtain a general understanding of current compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions, but does not engage in benchmarking or rely wholly or in part on this information. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Additionally, the Chief Executive Officer provides the Compensation Committee with a compensation recommendation for himself which the committee takes into account in setting his compensation. In making recommendations regarding his base salary, the Chief Executive Officer historically has recommended an annual increase of at least 5% in accordance with the terms of his employment agreement. For 2012, Mr. Zoley did not recommend any increase to his base salary notwithstanding the provisions of his employment agreement. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment to make final compensation decisions.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our stock price performance;

•	Our growth and prospects for continued future growth in both revenues and profitability; and

•	The performance of our senior management team.

Applying these factors to our Company during the previous several years in setting CEO and other named executive officer compensation, the Compensation Committee considers the following:

•	During the past several years, we have experienced the highest levels of revenue and profitability growth of any peer company in our industry;

•

During the past several years, we believe we have become the most diversified service provider in our peer group, which will continue to yield growth opportunities that our competitors may not necessarily enjoy;

•

During the past several years, we have successfully completed and integrated several significant acquisitions, including, most recently, the strategic acquisition of BI in 2011, which allowed us to introduce important new electronic monitoring and community service offerings to our customers, and the acquisition and integration of Cornell Companies in 2010-2011, which materially expanded the scope of our U.S. Corrections Services and GEO Care Divisions;

•

We believe we have the most seasoned and accomplished senior management in our industry, led by our CEO and Founder, who is an industry pioneer and has a long and established track record of leading our Company to substantial growth in revenue and profitability since the inception of our business;

•

During the past several years, we believe the efforts undertaken by our senior management team over the past several years to expand our Company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are stronger prospects for stable and strong revenue and profit growth than any peer company in our industry;

•

Our senior management team has consistently demonstrated the ability over a long period of time to manage through and capably address and mitigate the key risks that face our business on an ongoing basis; and

•

Our senior management team has consistently made delivering shareholder value a priority. We have had solid long-term stock price performance. In addition, most recently in 2010 and 2011, in light of market conditions that we believe have contributed to an undervaluation of our stock price, we repurchased $155 million of common stock and have an additional $25 million in stock authorized for repurchase. We also announced the adoption of a new quarterly cash dividend policy in early 2012.

The factors above are among the most critical we consider in setting our named executive officer compensation.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries. The cash salaries paid to the named executive officers were established following the Towers Perrin study in 2004 and have either remained at the same level or increased by no more than 10% annually since the time of the study. These salaries have been incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service. For 2012, each of the named executive officers will remain at the same salary level they were at during 2011.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, which was approved by our shareholders at the Company’s 2010 annual meeting of shareholders. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Senior Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):
Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award

80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax

100%	No Adjustment to Target Weighting

101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to grant the discretionary award.

In 2011, the target adjusted net income after tax and revenue was $93,600,000 and $1,630,000,000 respectively. The actual 2011 results achieved for adjusted net income after tax and revenue was $81,301,000 and $1,612,899,000.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Equity Compensation. Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by our shareholders at our 2006 annual meeting of shareholders. As of March 13, 2012, awards with respect to a total of 4,400,000 shares had previously been authorized for issuance under the 2006 Plan, awards with respect to a total of 2,946,096 shares of common stock had previously been issued under the 2006 Plan, and there were awards with respect to an additional total of 1,453,904 shares of common stock available for future issuance under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 1,643,518 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 1,722,600 shares of common Of these awards, 790,004 represent shares of restricted stock granted to the named executive officers, including 509,966 shares to Mr. Zoley, 60,628 shares to Mr. Evans, 76,972 shares to Mr. Hurley, 75,466 shares to Mr. Dominicis and 66,972 shares to Mr. Bulfin. These numbers include the March 12, 2012 grant of performance based restricted stock made to Mr. Zoley (100,000 shares), Mr. Evans (20,000 shares), Mr. Hurley (20,000 shares), Mr. Dominicis (20,000 shares) and Mr. Bulfin (15,000 shares). The March 12, 2012 grant will be forfeited if GEO does not achieve $1.35 billion in total revenue for the fiscal year ending December 30, 2012 as certified by the compensation committee, which equals 80% of GEO’s targeted revenue for its fiscal year ending December 30, 2012.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders meetings or following the end of our fiscal year in connection with the completion of our annual compensation cycle; however, in October 2008 and October 2009 we granted stock options to management and employees, and in June 2009 we granted restricted stock awards to management. We did not grant any equity awards during the 2010 fiscal year. On March 1, 2011, April 15, 2011 and March 12, 2012, we granted stock options and restricted stock awards to employees, management and non-employee directors. Some of the awards that were granted to senior management are performance-based awards. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer, the availability of awards for issuance companywide, the overall performance of the Company and the individual performances of the grantees.

Under our plan, shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan, however, the restricted stock awards granted to non-employee directors and the performance based restricted stock awards granted to senior management on March 1, 2011 vest in three equal annual increments on each of the three anniversary dates immediately following the date of grant. Except for stock option awards to Mr. Zoley prior to 2008, and stock option awards granted to non-employee directors in 2009, which all vested immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into three general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; and (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreements. Mr. Zoley has an executive retirement agreement that requires us to pay him a lump sum amount on the date that his employment with GEO ends. Mr. Zoley’s benefits under the executive retirement agreement are fully vested and he will therefore be entitled to receive the amount called for by the agreement whenever his employment with GEO is terminated for any reason, whether by GEO or by him. Such amount is determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. The retirement agreement also requires the Company to gross-up the retirement payment for all appropriate taxes related to the payment. If Mr. Zoley had retired at January 1, 2012, we would have had to pay him $5,774,980, including a tax gross-up relating to the retirement payment equal to $2,104,980. The amount owed under the retirement agreements are payable from the general assets of the Company.

Senior Officer Retirement Plan. Messrs. Evans, Hurley, Bulfin and Dominicis participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Mr. Evans is the only named executive officer who currently participates in the deferred compensation plan.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies. The Compensation Committee has consistently worked to establish a meaningful comparable group of peer companies. Today, that comparable group principally consists of two types of companies which are publicly traded and with respect to which compensation data is therefore publicly available: direct competitors in the privatized corrections and detention industry, and diversified government outsourced services providers with revenues and/or market capitalizations approaching or exceeding the $2 billion level.

As noted above, the Compensation Committee has in the past selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. At our 2011 Annual Meeting of Shareholders, a majority of votes cast voted for the approval of the advisory resolution on our executive compensation. As a result of such approval, the Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2011, 2010 and 2009, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position						Non-Equity Incentive Plan Compensation($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation($)(4)
	Year		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)				Total
George C. Zoley	2011		1,145,000	2,461,000	485,917	1,334,498	217,152	91,382	5,734,949
Chairman of the Board,	2010		1,040,920	—	—	2,216,900	207,710	19,277	3,484,807
CEO & Founder	2009		1,017,962	946,560	371,500	1,654,179	201,416	61,479	4,253,096

Brian R. Evans	2011		500,000	492,200	97,183	194,250	90,386	16,348	1,390,367
Senior Vice President	2010		408,000	—	—	434,469	52,199	21,001	915,669
& CFO	2009		360,577	111,360	74,300	174,065	60,991	10,654	791,947

John M. Hurley	2011		500,000	492,200	97,183	174,825	235,906	13,841	1,513,955
Senior Vice President, Corrections & Detention	2010		414,750	—	—	397,491	139,222	25,044	976,507
Services	2009		409,423	111,360	74,300	199,613	123,772	11,425	929,893

Jorge A. Dominicis	2011		500,000	492,200	97,183	174,825	70,868	32,642	1,367,718
Senior Vice President, Residential Treatment Services	2010		416,984	—	—	397,491	42,641	7,151	864,267
	2009	(5)	—	—	—	—	—	—	—

John J. Bulfin	2011		435,000	369,150	72,888	152,098	131,227	7,640	1,168,003
Senior Vice President,	2010		396,900	—	—	380,384	54,415	6,275	837,974
General Counsel & Secretary	2009		391,846	111,360	55,725	191,022	71,127	35,725	856,805

(1)	This column reflects aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock and stock option awards during 2011 and 2009 for each named executive officer. There were no stock or stock option awards in 2010. Stock awards granted in 2011 were performance based awards and were earned as the Company achieved its gross revenue target. Assumptions used in the calculation of the amounts related to stock option awards are described in Note 1 to the Company’s audited financial statements for the fiscal year ended January 1, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2012.

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2011, 2010 and 2009, and paid in 2012, 2011 and 2010, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2011, the target adjusted net income after tax and revenue was $93,600,000 and $1,630,000,000, respectively. The actual 2011 results achieved for adjusted net income after tax and revenue was $81,301,000 and $1,612,899,000 respectively.

(3)	Figures in this column consist of amounts accrued in 2011, 2010 and 2009 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. For Mr. Zoley, this amount includes tax gross-ups, which we would have to pay in connection with his retirement payments pursuant to the terms of his retirement agreement. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreements and our senior officer retirement arrangements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2011, 2010 and 2009:

		Auto Allowance($)	Club Dues($)	Excess Group Life Insurance($)(a)	Aircraft Usage ($)(b)	Total All Other Compensation($)
George C. Zoley	2011	13,712	5,101	2,116	70,453	91,382
	2010	10,728	6,433	2,116	—	19,277
	2009	52,849	6,433	2,197	—	61,479
Brian R. Evans	2011	16,228	—	120	—	16,348
	2010	14,448	6,433	120	—	21,001
	2009	10,529	—	125	—	10,654
John M. Hurley	2011	10,990	—	2,851	—	13,841
	2010	22,193	—	2,851	—	25,044
	2009	8,464	—	2,961	—	11,425
Jorge Dominicis	2011	26,602	6,040	—	—	32,642
	2010	7,151	—	—	—	7,151
John J. Bulfin	2011	7,336	—	304	—	7,640
	2010	5,972	—	303	—	6,275
	2009	35,409	—	316	—	35,725

(a)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(b)	We provided certain perquisites to the Chief Executive Officer in 2011 for personal use of the Company’s leased aircraft. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

(5)	Mr. Dominicis became a named executive officer for the 2010 fiscal year, and as a result we are permitted to omit compensation information for Mr. Dominicis for the 2009 fiscal year.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements

Effective December 31, 2008, we entered into a new amended and restated executive employment agreement with Mr. Zoley (the “New Employment Agreement”). The New Employment Agreement was in effect for fiscal year 2011. The New Employment Agreement has a continuously rolling three-year term.

The New Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The New Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by Mr. Zoley without good reason (as defined in the employment agreement), he will be entitled to receive a termination payment equal to 5 (five) times his annual base salary at the time of such termination together with any gross-up payment (as defined in the employment agreement). In addition, the New Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the New Employment Agreement provides that GEO will pay the residual cost of the lease. The New Employment Agreement provides that if any payment to Mr. Zoley thereunder would be subject to federal excise taxes imposed on certain employment payments, GEO will make an additional payment to Mr. Zoley to cover any such tax payable by him together with the taxes on such gross-up payment.

Upon the termination of the New Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to the him under the terms of the Senior Management Performance Award Plan. The New Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Effective March 1, 2011, the New Employment Agreement was amended to reflect Mr. Zoley’s annual base salary of $1,145,000, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. Additionally, effective March 1, 2011, Mr. Zoley’s agreement was amended to add a provision that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreements, as approved by the Compensation Committee.

Executive Retirement Agreement

We also have an executive retirement agreement with Mr. Zoley. The retirement agreement provides that upon the later of (i) the date he actually retires from employment with GEO, or (ii) his 55th birthday, GEO will make a lump sum payment to Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of January 1, 2012 pursuant to his executive retirement agreement had he retired at his current age as of that date. The executive retirement agreement also requires us to make a tax gross-up payment with respect to the retirement payment in aggregate amounts that ensure that Mr. Zoley receive the full amount of his retirement payment on an after tax basis. Had Mr. Zoley retired on January 1, 2012, the aggregate amount of the tax gross-up payment would have been $2,104,980.

The retirement agreement provides that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement includes non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55.

Other Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans, Hurley, Dominicis and Bulfin. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination.

The amounts of base salaries that were paid to each of these executives during fiscal years 2011, 2010 and 2009 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or in the case of Mr. Hurley, at his election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

On March 1, 2011, the agreements were amended to reflect the new 2011 annual base salaries approved by the Compensation Committee for Messrs. Evans, Hurley, Dominicis and Bulfin of $500,000, $500,000, $500,000 and $435,000, respectively. Additionally, we amended the senior executive employment agreements to add a provision that all outstanding unvested stock options and restricted stock granted to each of Messrs. Zoley, Evans, Hurley and Bulfin fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Hurley, Mr. Dominicis, and Mr. Bulfin. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

Senior Management Performance Award Plan

GEO maintains a Senior Management Performance Award Plan, which is its annual senior executive bonus plan. All of its named executive officers, as well as its Senior Vice Presidents who are not named executive officers, are eligible to participate in the plan. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by the Compensation Committee, which has the discretion to make all determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of GEO’s named executive officers, as well as GEO’s Senior Vice Presidents who are not named executive officers, are eligible to receive annual cash incentive compensation based on GEO’s budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means GEO’s net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining GEO’s net income after tax. Non-recurring and unusual items not included or planned for in GEO’s annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, net income after tax is weighted 65% and revenue is weighted 35%, which we refer to as the Target Weighting of Revenue and Net-Income-After-Tax.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Named Executive Officer:	Annual Incentive Target Amount (As a Percentage of Salary):
Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

Under the terms of the plan, each named executive officer’s annual incentive cash compensation award is calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following table:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% of the executive’s annual incentive target amount upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the overall performance of GEO during the fiscal year. GEO does not set performance targets under the plan in advance, the achievement of which would require payment of the discretionary bonus under the plan.

Under the terms of the plan, if an executive is terminated for cause, the executive will automatically forfeit any annual incentive cash compensation with respect to the fiscal year during which such termination occurs. If an executive voluntarily terminates employment prior to the end of any fiscal year (other than as a result of the retirement of the executive or, in the case of the Chief Executive Officer or Chief Financial Officer, as a result of a termination of employment by any of them for good reason (as defined in their respective employment agreements)), the executive will automatically forfeit any award for such fiscal year unless the Chief Executive Officer, in his sole and absolute discretion, grants a prorated annual incentive cash compensation award in an amount not to exceed the amount the executive would have received if the executive had remained employed for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

In the event (i) an executive is terminated by GEO without cause, (ii) an executive’s employment is terminated due to death or disability, (iii) in the case of the Chief Executive Officer or Chief Financial Officer, any of them terminates their employment for good reason (as defined in their respective employment agreements), or (iv) in the case of the retirement of an executive which occurs effective as of a date following the 90th day of the applicable fiscal year of GEO, then the executive is entitled to receive a prorated portion of the annual incentive cash compensation award the executive would have received under the plan if the executive had remained employed by GEO for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or the target performance awards (% of salary) or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of GEO’s shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers under our non-equity incentive plan.

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Incentive Plan Awards(1)			Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)(2)(3)	Options (#)(3)(4)	Awards ($/Sh)	Awards ($)(4)(5)
George C. Zoley	3/1/2011	858,750	1,717,500	2,576,250	—	—	—	100,000			24.61
	3/1/2011				—	—	—		50,000	24.61	9.72
Brian R. Evans	3/1/2011	125,000	250,000	562,500	—	—	—	20,000			24.61
	3/1/2011				—	—	—		10,000	24.61	9.72
John M. Hurley	3/1/2011	112,500	225,000	506,250	—	—	—	20,000			24.61
	3/1/2011				—	—	—		10,000	24.61	9.72
Jorge A. Dominicis	3/1/2011	112,500	225,000	506,250	—	—	—	20,000			24.61
	3/1/2011				—	—	—		10,000	24.61	9.72
John J. Bulfin	3/1/2011	97,875	195,750	440,438	—	—	—	15,000			24.61
	3/1/2011				—	—	—		7,500	24.61	9.72

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2011. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2011, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The grant date fair value of the foregoing restricted stock awards calculated in accordance with FASB 718 is $24.61, the closing price of our stock on the grant date of March 1, 2011. These awards are subject to performance conditions. The following table sets forth the vesting schedule for all of the restricted stock awards presented in this table:

Percentage Vested
Vesting Dates	Stock
March 1, 2012	33.33%
March 1, 2013	33.34%
March 1, 2014	33.34%

(3)	All of these awards were granted pursuant to our 2006 stock incentive plan.

(4)	The following table sets forth the vesting schedule for all of the stock options presented in this table:

Percentage Vested
Vesting Dates	Stock
March 1, 2011	20%
March 1, 2012	20%
March 1, 2013	20%
March 1, 2014	20%
March 1, 2015	20%

(5)	This column reflects the fair value of stock option awards granted to the named executive officers in 2011, as estimated on the grant date using the Black-Scholes stock option pricing model in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of January 1, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
George C. Zoley	40,000	10,000	(1)	—	16.6900	10/30/2018	125,500	2,102,125
	30,000	20,000	(2)	—	21.0700	10/28/2019
	10,000	40,000	(3)	—	24.6100	3/1/2021
	1,560	—		—	7.6967	5/6/2014	23,000	385,250
Brian R. Evans	6,000	—		—	21.5550	2/5/2017
	4,000	1,000	(1)	—	16.6900	10/30/2018
	6,000	4,000	(2)	—	21.0700	10/28/2019
	2,000	8,000	(3)	—	24.6100	3/1/2021
John M. Hurley	8,726	—		—	6.0834	8/5/2014	23,000	385,250
	2,000	500	(1)	—	16.6900	10/30/2018
	6,000	4,000	(2)	—	21.0700	10/28/2019
	2,000	8,000	(3)	—	24.6100	3/1/2021
Jorge A. Dominicis	26,000	—		—	7.8300	5/3/2014	23,000	385,250
	8,000	2,000	(1)	—	16.6900	10/30/2018
	6,000	4,000	(2)	—	21.0700	10/28/2019
	2,000	8,000	(3)	—	24.6100	3/1/2021
John J. Bulfin	25,527	—		—	3.1700	2/12/2013	18,000	301,500
	65,454	—		—	4.6667	5/1/2013
	14,490	—		—	6.0834	8/5/2014
	4,000	1,000	(1)	—	16.6900	10/30/2018
	4,500	3,000	(2)	—	21.0700	10/28/2019
	1,500	6,000	(3)	—	24.6100	3/1/2021

(1)	These remaining unvested stock options are scheduled to vest on October 30, 2012.

(2)	These remaining unvested stock options are scheduled to vest in two equal 50% increments on October 28, 2012, and October 28, 2013, respectively.

(3)	These remaining unvested stock options are scheduled to vest in four equal 25% increments on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015, respectively.

(4)	All shares in this column consist of restricted stock awards. The shares granted on June 26, 2009, vest in four equal 25% on September 1, 2010, September 1, 2011, September 1, 2012, and September 1, 2013, respectively. The stock awarded on March 1, 2011, vest in three equal 33.34% increments on March 1, 2012, March 1, 2013, and March 1, 2014 respectively.

(5)	Amounts in this column have been calculated using an assumed stock price of $16.75, the closing price of our common stock on December 30, 2011, the last business day of our fiscal year 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	58,056	1,076,185	38,250	917,480
Brian R. Evans	—	—	3,000	69,799
John M. Hurley	70,000	1,294,325	4,500	107,948
Jorge A. Dominicis	10,000	179,223	4,500	108,045
John J. Bulfin	50,000	832,506	4,500	108,045

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
George C. Zoley	Executive Retirement Agreement	n/a	5,774,980	—
Brian R. Evans	Senior Officer Retirement Plan	11	203,576	—
John M. Hurley	Senior Officer Retirement Plan	14	786,663	—
Jorge A. Dominicis	Senior Officer Retirement Plan	7	131,500	—
John J. Bulfin	Senior Officer Retirement Plan	11	407,172	—

(1)	The benefits of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. In the case of Mr. Zoley, the amount shown includes $2,104,980 in tax gross-up payments that we would be required to make on his behalf in connection with his retirement payment pursuant to the terms of his executive retirement agreements. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 5.50% and a rate of compensation increase of 4.29%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of January 1, 2012, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason
Name	($)(1)(2)(3)(4)	($)(2)(4)	($)(2)(4)(5)(6)
George C. Zoley	6,123,548	—	5,774,980
Brian R. Evans	1,064,316	—	203,576
John M. Hurley	1,061,217	—	786,663
Jorge A. Dominicis	1,082,123	—	131,500
John J. Bulfin	931,506	—	407,172

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on January 1, 2012, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on January 1, 2012, such officer would also have been entitled to receive the amounts set forth in the column of this table entitled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual salary base effective January 1, 2012. Although our executive employment agreement with Mr. Zoley also requires us to make tax gross-up payments for certain excise taxes that may be triggered in connection with a change in control, we do not believe that any such taxes would have been applicable to a termination without cause in connection with a change in control as of January1, 2012.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Hurley, Evans and Bulfin under their retirement agreements are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on January 1, 2012, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Mr. Domincis is not yet vested under our senior officer retirement plan as of January 1, 2012, due to the fact that he had not accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)	The pension amounts shown with respect to Mr. Zoley includes a tax gross-up payment of $2,104,980 that we would have had to make on his behalf pursuant to the terms of his executive retirement agreements had he retired on January 1, 2012. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2011.

	Fees Earned
	or Paid	Award($)		All Other
Name	in Cash($)(1)	Stock (2)(4)	Option (3)(4)	Compensation($)	Total($)
Clarence E. Anthony	171,000	123,050	48,592	—	342,642
Norman A. Carlson	169,000	123,050	48,592	—	340,642
Anne N. Foreman	176,500	123,050	48,592	—	348,142
Richard H. Glanton	246,000	123,050	48,592	—	417,642
Christopher C. Wheeler	185,000	123,050	48,592	—	356,642

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $75,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance committee; (iii) a payment of $2,000 to each member of the Audit and Finance committee; (iv) a payment of $5,000 for each committee, other than Audit and Finance, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each board member; and (viii) a per diem of $3,000 for various board related activities such as continuing education and attending conferences. The lead independent director receives an additional annual retainer of $25,000.

(2)	This column reflects the aggregate grant date fair value with respect to stock awards during 2011 for each director who is not a named executive officer. Each director received 5,000 shares of restricted stock on March 1, 2011. The grant date fair value of these awards as calculated in accordance with FASB 718 was $24.61 per share, which was the closing price of our common stock on the grant date.

(3)	This column reflects the aggregate grant date fair value with respect to option awards during 2011 for each director who is not a named executive officer. Each director was awarded 5,000 stock options on March 1, 2011, at a per share price of $24.61, the closing price of our common stock on the grant date of the award. The grant date fair value of these awards as calculated in accordance with FASB 718 was $9.72 per share. These stock options vest 20% on the date of grant and an additional 20% on each of the four anniversary dates immediately following the grant date. Assumptions used in the calculation of these amounts are described in Note 1 to the Company’s audited financial statements for the fiscal year ended January 1, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2012.

(4)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2011.

Name	Stock	Options
Clarence A. Anthony	5,000	5,000
Norman A. Carlson	6,500	45,600
Anne N. Foreman	6,500	39,600
Richard H. Glanton	6,500	12,000
Christopher C. Wheeler	5,000	5,000

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year for filing with the Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Clarence E. Anthony

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2011, David Meehan, Director of Business Development for GEO Care, received wages of $196,180. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. In 2011, we purchased $1,860,032 in construction services from an entity named H.A. Contracting Corporation. H.A. Contracting is 50% owned by Nicholas Angelo, who is the brother-in-law of George Zoley, our Chairman, CEO and Founder. These relationships did not require any separate approvals under our applicable policies and procedures. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2011 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2011 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2011. None of our executive officers has served on the Compensation Committee or the board of directors of any company, one of whose executive officers served on our board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2011, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

Proposal 2

Ratification of Independent Registered Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2012 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2012 fiscal year.

Proposal 3

Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Proposal 4

Approval of the Adoption of The GEO Group, Inc. 2011 Employee Stock Purchase Plan

Our Compensation Committee and Board of Directors approved The GEO Group, Inc. 2011 Employee Stock Purchase Plan (the “Plan”) on May 4, 2011 and the Plan became effective on July 9, 2011, subject to obtaining shareholder approval. A summary of the principal terms of the Plan is presented below which is qualified in its entirety by the full text of the Plan, set forth as Exhibit A to this proxy statement.

Purpose and Administration of the Plan

The purpose of the Plan is to encourage stock ownership by our employees in order to increase their identification with our goals and secure a proprietary interest in our success. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is administered by the Plan Administrator, which may be composed of the Board or a committee appointed by the Board. The Plan Administrator is authorized under the Plan to determine any questions arising in the interpretation and application of the Plan.

Shares Covered under the Plan

The maximum aggregate number of shares of our Common Stock that may be purchased under the Plan is 500,000 shares, subject to appropriate adjustments by the Plan Administrator in the event of stock dividends, stock splits, recapitalizations or other subdivisions.

Eligibility

Employees of our company and our subsidiaries are eligible to participate in the Plan if they have been continuously employed for at least one year and are customarily employed more than 20 hours per week. Employees may not participate in the Plan if they own 5% or more of our Common Stock or if they are both a “highly compensated employee” (as defined under Section 424(d) of the Code) and an officer subject to Section 16(a) of the Exchange Act. Eligible employees were permitted to begin participation in the Plan as of its effective date, but no shares will be issued unless our shareholders approve the Plan. As of March 15, 2012, we have approximately 11,230 employees who are eligible to participate in the Plan and 255 employees who have elected to participate in the Plan.

Offering Periods

The first “Offering Period” during which payroll deductions commenced for purposes of buying shares at the end of the period began on July 9, 2011 and ends on June 29, 2012 and subsequent over-lapping Offering Periods began on the first day of each month (beginning with August 1, 2011) and end on June 29, 2012 (collectively, the “Pre-Shareholder Approval Offering Periods”). If shareholder approval is obtained by June 29, 2012, then beginning July 1, 2012, the Offering Periods will begin on the first day of each month and end on the last day of each month (the “Post-Shareholder Approval Offering Periods”). The Plan Administrator may in the future modify the Offering Periods.

Participation

Participation in the Plan shall commence as soon as administratively possible after each participant completes the necessary enrollment information through our Plan’s agent, currently Wells Fargo. A participant who enrolls in the Plan will authorize us to make payroll deductions which may be in an amount not less than $5 nor more than $500 per payroll period and may not exceed the participant’s payroll salary per payroll period. Payroll deductions end when terminated by the participant, unless earlier terminated pursuant to the Plan. Except as otherwise provided by the Plan Administrator or the terms of the Plan, a participant may, at any time discontinue, increase or decrease his or her rate of payroll deductions, to become effective as soon as administratively possible, by contacting the Plan’s agent, currently Wells Fargo, and following the appropriate procedures.

Purchase of Stock

Provided that shareholder approval has been obtained, the “Purchase Date” when shares are purchased with accumulated payroll contributions for the Pre-Shareholder Approval Offering Periods is June 29, 2012. The Purchase Date for the Post-Shareholder Approval Offering Periods is the last day of each month. The purchase price of each share will be equal to 95% of the Fair Market Value (as defined in the Plan) per share of Common Stock on such Purchase Date. The Plan Administrator may elect to change the purchase price with respect to any future Purchase Date, except the purchase price may not be less than 85% of the Fair Market Value of our Common Stock. On March 19, 2012, the closing price of a share of our Common Stock reported on the NYSE was $18.07.

The maximum dollar amount that may be purchased by each participant during any one calendar year shall not exceed $25,000 of our Common Stock. Additionally, the maximum number of shares of Common Stock that may be purchased by each participant on any one Purchase Date will not exceed 500 shares and the maximum number of shares of Common Stock that may purchased in the aggregate by all participants on any one Purchase Date will not exceed 20,000 shares, subject to periodic adjustments to the Company’s capitalization.

Merger, Acquisition or Liquidation

In the event of certain “Change in Control” events, including our merger or consolidation into another entity, our sale of all or substantially all of our assets, or the acquisition by a person of at least 30% of our voting securities, each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of such Change in Control unless the Plan Administrator determines otherwise under the terms of the Plan.

Termination of Employment or Ineligibility to Participate in Plan

Generally, a participant will automatically purchase shares on the Purchase Date even if he or she is no longer employed by us or is no longer eligible to participate in the Plan as of the Purchase Date. If at any time during any Pre-Shareholder Approval Offering Period, a participant terminates employment with us or ceases to be eligible to participate in the Plan, then his or her payroll deductions will be refunded and no shares will be purchased. If at any time during any Post-Shareholder Approval Offering Period, a participant terminates employment with us more than 90 days before the next Purchase Date or becomes ineligible to participate in the Plan because such participant would be deemed to possess 5% or more of our Common Stock immediately after the Purchase Date, then such participant’s payroll deductions will be refunded and no shares will be purchased.

Rights not Transferable

The rights of a participant under the Plan, including payroll deductions credited to a participant and the rights with respect to the purchase of Common Stock under the Plan, are not transferable, are exercisable only by the participant and may not be assigned, transferred, pledged or otherwise disposed.

Amendment and Termination

The Board may at any time and for any reason amend or terminate the Plan. Shareholder approval is necessary for any of the following amendments or revisions to the Plan: (i) increase the number of shares of our Common Stock issuable under the Plan, except for permissible capitalization adjustments, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock, (iii) modify the eligibility requirements for participation, and (iv) any other amendment requiring shareholder approval under any applicable law, regulation or rule. Additionally, all rights of participants under the Plan will terminate upon the earlier of: (i) June 29, 2012, if shareholder approval is not obtained, (ii) the last Purchase Date immediately preceding July 9, 2021, the tenth anniversary of the effective date of the Plan; and (iii) the date on which all shares available for purchase under the Plan have been sold under the Plan.

Application of Funds

We may use the proceeds from the sale of our Common Stock pursuant to the Plan for any corporate purpose.

Federal Tax Considerations

The following summarizes certain United States federal income tax considerations for employees participating in the Plan and certain tax effects to us, but does not address every situation that may result in taxation, including the impact of any foreign, state, or local taxes, or any of the tax implications arising from a Participant’s death. Each employee is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences of exercising his or her rights under the Plan. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 nor the provisions of Section 401(a) of the Code.

For U.S. federal income tax purposes, an employee does not realize income at the time of entry into the Plan or purchase of a share. If no disposition of the shares is made until the later of (i) two years from the first day of the offering period, or (ii) one year from the date the shares are purchased by the employee, upon subsequent disposition of the shares, the employee’s gross income for the taxable year in which the disposition occurs will include as ordinary income and not as capital gain an amount equal to the lesser of (i) the excess of the fair market value of the stock at the time of the disposition over the purchase price, or (ii) the excess of the fair market value of the share on the first day of the offering period over the purchase price. We will not be allowed an income tax deduction for shares purchased by the employee, provided such shares are held for the periods described above. The excess of the amount realized by the employee upon the disposition over the sum of the amount paid for the shares and the amount of ordinary income recognized will be treated as long-term capital gain.

If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid, and in these circumstances, we will be entitled to a deduction equal to the amount of ordinary income recognized by the employee. The excess (deficiency) of the amount realized upon the disposition over the fair market value on the date of purchase will be a capital gain (loss).

New Plan Benefits

Because benefits under the Plan depend on our employees’ election to participate and the fair market value of the Common Stock at various future dates, it is not possible to determine future benefits that will be received by our employees under the Plan. Our named executive officers, executive officers and directors, including our non-employee directors, are not eligible to participate in the Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” approval of the adoption of The GEO Group, Inc. 2011 Employee Stock Purchase Plan.

Proposal 5

Shareholder Proposal Requesting Director Election by the Majority Vote Standard

The Comptroller of the City of New York, John C. Liu, is the custodian and a trustee of the New York City Employees’ Retirement System, beneficial owner of 48,700 shares of GEO common stock, the New York City Teachers’ Retirement System, beneficial owner of 57,387 shares of GEO common stock, the New York City Fire Department Pension Fund, beneficial owner of 8,537 shares of GEO common stock, and the New York City Police Pension Fund, beneficial owner of 27,965 shares of GEO common stock, and custodian of the New York City Board of Education Retirement System, beneficial owner of 3,200 shares of GEO common stock (the “Systems”). The Systems, 1 Centre Street, Room 629, New York, NY 10007, have submitted the following shareholder proposal. We are not responsible for the content of the shareholder proposal and the proponent’s supporting statement, which are presented below as they were submitted to us.

RESOLVED:

That the shareholders of GEO Group, Inc. hereby request that the Board of Directors initiate the appropriate process to amend GEO’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, companies are increasingly adopting a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

GEO’s board of directors is committed to sound corporate governance and its fiduciary duties to act in the best interests of GEO’s shareholders. GEO’s board of directors has continuously demonstrated its commitment to good governance, including its decision to have a declassified board, its decision to compose the board with more than a simple majority of independent directors – 5 out of 6 of its members are independent, and its decision to appoint a Lead Independent Director as of 2011. GEO’s board of directors consistently reviews the latest developments in corporate governance practices including changes in the standard for the election of directors. GEO’s board of directors continues to believe that GEO’s current plurality voting standard is the appropriate voting standard for GEO at this time.

The plurality voting standard for the election of directors is the default standard under the Florida Business Corporation Act, which applies to GEO, and GEO’s bylaws. In addition, plurality voting for the election of directors is also the default voting standard for the election of directors under the corporate law of most other states. In addition, after careful analysis, the American Bar Association’s Committee on Corporate Laws has expressly determined not to recommend a majority voting standard in the Model Business Corporation Act, which is the basis for many state corporate laws.

The proponent asserts that under the plurality voting standard a nominee can be elected with “as little as a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from the nominee.” However, that theoretical possibility does not reflect the actual results we have experienced using the plurality voting standard. Under the plurality voting standard, our shareholders have consistently supported our director nominees to a significant degree. For example, in the last five years, our director nominees have received from our shareholders the affirmative vote of 90% or more of the votes cast in director elections. Additionally, GEO does not have a classified board structure and as a result all members of GEO’s board are annually elected. This process empowers GEO’s shareholders to continuously assess the performance of the board members on an annual basis. Because we have annual elections and our shareholders have a strong history of electing highly qualified and independent directors using a plurality voting system, a change in the director election process is neither necessary nor appropriate in order to enhance GEO’s corporate governance.

In addition to GEO’s annual plurality voting system, GEO also implements other corporate governance measures to internally evaluate the performance of members of the board on an ongoing basis. Specifically, the board performs annual self-evaluations to determine if the board is functioning effectively. Additionally, each key board committee performs annual self-evaluations to determine if each key board committee is functioning effectively. The Nominating and Corporate Governance Committee then reviews all of the board and key board committee self-evaluations and reports its assessment of board and key board committee performance to the board. GEO believes that these internal measures enable it to continually monitor and enhance the performance of the members of the board and the key board committees.

For these reasons, the board of directors recommends that you vote “AGAINST” this proposal. Proxies solicited by the board of directors will be voted against the proposal unless instructed otherwise.

Proposal 6

Shareholder Proposal Requesting the Review, Development and Adoption of Human Rights Policies

Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131-3332, the beneficial owner of 309 shares of GEO common stock, and the Dominican Sisters of Hope, 320 Powell Avenue, Newburgh, New York 12550-3498, the beneficial owner of 169 shares of GEO common stock, have submitted the following shareholder proposal. We are not responsible for the content of the shareholder proposal and the proponent’s supporting statement, which are presented below as they were submitted to us.

WHEREAS:

The GEO Group is a world leader in delivery of private correctional and detention management. GEO manages more than 116 correctional, detention and residential treatment facilities across the U.S., Cuba, Australia, South Africa, United Kingdom and Canada. (www.geogroup.com)

The GEO Group UK Ltd, supports industry opportunities in the United Kingdom, Ireland and Continental Europe. This market represents the second largest private correctional market in the world. GEO UK provides solutions for a wide range of services, including Prisons and Immigration.

GEO provides correctional and detention services for the U.S. Office of the Federal Detention Trustee as well as the Federal Bureau of Prisons, U.S. Marshals Service and U.S. Immigration and Customs Enforcement.

GEO’s Code of Business Conduct does not address major corporate responsibility issues, such as human rights except for the reference to compliance with laws applicable to government contractors such as Equal Employment Opportunity and state human rights laws (Section 11). Without establishing and implementing a human rights policy, our company may face reputation risks due to its operations. (U.S. State Department Advancing Freedom and Democracy Report, http://www.state.gov/g/drl/rls/hrrpt/2005/)

Negative publicity hurts GEO’s reputation and may impact shareholder value. Treatment of inmates and detainees in GEO facilities is under scrutiny and may be deterring company growth. “Record an issue for company bidding on AZ prisons contract” was a headline in the August 9, 2011, Arizona Republic. On July 10, 2009, the Dallas Morning News wrote that GEO, Inc. has a history of “filthy conditions, sexual abuse, suicides and riots in some of its Texas lockups.”

We recommend GEO acknowledge the Universal Declaration of Human Rights and frame its human rights policies in the context of the United Nations Guiding Principles on Business and Human Rights.

RESOLVED:

Shareholders request that management 1) review its policies related to human rights to assess areas where the company needs to adopt and implement additional policies and 2) implement and report on a third-party audit, independent of the Federal Bureau of Prisons and U.S. Immigration and Customs Enforcement, of its operations to verify compliance with human rights policies. The report, omitting proprietary information and prepared at reasonable expense, will be made available to investors by December 31, 2012.

Supporting Statement

Ronald Reagan is famous for his statement: “Trust but verify.” We agree and recommend the audit review include:

1. A risk assessment to determine potential for human rights abuses in GEO prisons and immigrant detention centers.

2. GEO’s commitment to a due diligence process that will identify, prevent, mitigate, remediate, and account for human rights impacts that it causes or to which it contributes.

3. A report on the current system to ensure that GEO’s contractors and suppliers are implementing human rights policies in their operations.

4. GEO’s strategy of engagement with internal and external stakeholders.

We request your vote FOR this proposal.

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

GEO takes seriously its commitment to corporate responsibility, including human rights. For the year ended January 1, 2012, 87% of GEO’s consolidated revenues were derived from its domestic operations in the United States. The United States has an extensive foundation of federal, state and local laws and regulations that support human rights. In addition, these laws are enforced by federal and state regulatory agencies and through direct access to the courts by individuals. For the year ended January 1, 2012, 13% of GEO’s consolidated revenues were derived from its international operations in Australia, Canada, South Africa and the United Kingdom. Australia, Canada, South Africa and the United Kingdom also provide a strong foundation of laws, regulations and case law that support human rights. GEO strives to comply with all laws and regulations governing its business in the United States and internationally.

Additionally, GEO demonstrates its commitment to adhering to high ethical standards and supporting human rights in a number of different ways. First, GEO places a high priority on offering high-quality services in state-of-the-art facilities providing a safe, secure and humane environment for the offenders, detainees and residents entrusted in our care, treating them with dignity and preserving their human rights, delivering quality health care to them and providing them access to quality rehabilitative programs. This is evidenced by “Our Mission and Values,” documented in our employee handbook distributed to all GEO employees, which sets GEO’s tone for respect and compliance with human rights from the top down. To implement the principles embodied in “Our Mission and Values,” GEO places a high priority on training its employees. GEO utilizes a Corporate Director of Training Development to evaluate the quality of training content and delivery as well as to update training topics and curricula annually to ensure they reflect best practices as well as specific issues that may be particularly salient to correctional management personnel. GEO also employs Training Directors within each of GEO’s regional offices who are constantly interacting with facility personnel as well as researching and communicating best practices from around the United States. GEO uses qualified instructors with direct experience in corrections to conduct training throughout its facilities. GEO’s training programs are designed to exceed the minimum training requirements set forth by the American Correctional Association (ACA), GEO’s clients and its policies.

In addition to its strong training policies, GEO has numerous internal and external controls to ensure the human rights of the inmate and detainee population. GEO has an internal Office of Professional Responsibility (OPR). The OPR timely and thoroughly handles all staff complaints, including civil rights violations and any alleged mistreatment of staff, inmates or detainees at GEO’s facilities or in GEO’s care. GEO also maintains extensive operational internal controls designed to ensure the safety and well-being of staff, inmates or detainees at GEO’s facilities or in GEO’s care. Lastly, GEO’s contracts with its customers typically contain numerous contractual compliance and monitoring requirements designed to safeguard the inmate or detainee populations at GEO’s facilities. These contractual requirements are actively audited and enforced by our clients on site and at our facilities on an ongoing basis at our expense. GEO endeavors to maintain full compliance with these contractual requirements at all times.

GEO’s board of directors believes that the combined initiatives undertaken by GEO, including its corporate mission and values, ongoing training programs, the OPR, GEO’s operational controls and GEO’s contractual compliance requirements, as well as GEO’s overall corporate culture, effectively further GEO’s commitment and support for human rights and fully address the concerns raised by the shareholders in a meaningful way to GEO and its various constituents and stakeholders. GEO believes that combined the corporate mission, values, policies, programs and initiatives are adequate and appropriate in scope and enforcement, and that further assessment and reporting is not necessary. In short, we believe that the above renders this proposal unnecessary, burdensome and duplicative.

For these reasons, the board of directors recommends that you vote “AGAINST” this proposal. Proxies solicited by the board of directors will be voted against the proposal unless instructed otherwise.

Proposal 7

Shareholder Proposal Requesting Annual Disclosure of Lobbying Information

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, the beneficial owner of 324 shares of GEO common stock, has submitted the following shareholder proposal. We are not responsible for the content of the shareholder proposal and the proponent’s supporting statement, which are presented below as they were submitted to us.

“Whereas, corporate lobbying exposes our company to risks that could impact the company’s stated goals, objectives and ultimately shareholder value;

We rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, shareholders of The GEO Group (“GEO”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests, and can mitigate reputational risk to the company. For example, Reuters reported that Florida State Senator Mike Fasano attributed Florida’s prison privatization plan to lobbying by GEO (“Private prison business eyes big Florida prize,” Reuters, 5/12/2011). Such accusations could hamper GEO’s chances of winning the lucrative contract, as politicians strive to avoid any perception of ‘quid pro quo’ with our company. Disclosure of GEO’s lobbying would dampen media speculation and provide shareholders with information necessary to assess possible unintended consequences of GEO’s lobbying activities.

GEO spent approximately $660,000 in 2010 on direct federal lobbying activities, according to the Center for Responsive Politics (http//:opensecrets.org). In 2010, GEO also spent at least $582,480 in three states that require lobbying expenditure disclosure (according to state disclosure reports). These figures may not include grassroots lobbying to influence legislation by mobilizing public support or opposition. Also, not all states require disclosure of lobbying expenditures to influence legislation or regulation.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

GEO’s board believes that this proposal is unnecessary and duplicative because various federal and state lobbying laws already require us to disclose direct and indirect lobbying contributions made by GEO, and GEO fully complies with these disclosure and reporting requirements. GEO does not participate in grassroots lobbying nor do we lobby through trade associations. GEO responsibly and lawfully engages in the legislative process to communicate its views in legislative and regulatory matters affecting GEO’s business and its various constituencies. On the federal level, GEO files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. This LDA Report provides information on activities associated with lobbying activities with respect to legislation through communication with any member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation that were the topic of communications, and identifies the individuals who lobbied on behalf of GEO. GEO files similar periodic reports with state agencies reflecting state lobbying activities, which are also publicly available. Given these existing lobbying reporting requirements, we do not believe that posting the requested information on our website in the form of a report, updated annually, would provide shareholders with additional meaningful information. Instead, we believe that it would impose unnecessary costs and administrative burdens on us while often requiring duplicative disclosure of already public information.

As a result, the board believes that ample public information exists and is available regarding GEO’s direct and indirect lobbying contributions adequate to alleviate the concerns cited in this proposal. Additionally, GEO already has robust internal controls and reporting policies to ensure that direct and indirect lobbying contributions are approved by senior management. GEO’s senior management decide which lobbying initiatives GEO will support based on a nonpartisan effort to advance and protect the interests of GEO and our shareholders and employees.

The board also believes that the expanded disclosure requested in this proposal would place GEO at a competitive disadvantage. GEO is involved on an ongoing basis with a number of legislative and political initiatives at the federal, state and local levels that could significantly affect its business and operations. While the public disclosure of lobbying contributions relating to these efforts is often required on a jurisdiction-by-jurisdiction basis, reporting them in one medium on GEO’s website could reveal valuable information regarding GEO’s long-term business strategies, business development initiatives and business priorities, including sensitive, proprietary information regarding potential sites for new facilities or expansion projects. Because third parties with adverse interests also participate in the political and lobbying processes for their own business reasons, any unilateral expanded disclosure by GEO which is not required of such third parties could benefit these parties to the detriment of GEO.

In short, we believe that this proposal is unnecessary, burdensome and duplicative because a comprehensive system of reporting and accountability for lobbying activities already exists. In addition, we believe that, if adopted, the proposal would cause GEO as a reporter of the requested information to be exposed to potential competitive harm, without commensurate benefit to our shareholders.

For these reasons, the board of directors recommends that you vote AGAINST this proposal. Proxies solicited by the board of directors will be voted against the proposal unless instructed otherwise.

SHAREHOLDER PROPOSAL DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2012 is scheduled for May 4, 2012, any shareholder proposal to be considered at the 2013 annual meeting must be properly submitted to us not earlier than February 4, 2013 nor later than March 5, 2013. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2013 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November 25, 2012, in order to be included in our 2013 proxy statement.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 635-9270 or writing them at 480 Washington Boulevard, Jersey City, New Jersey 07310.

•

If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

March 23, 2012

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

EXHIBIT A

THE GEO GROUP, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

1.          PURPOSE. The purpose of the Plan is to encourage stock ownership by employees of the Company in order to increase their identification with the Company’s goals and secure a proprietary interest in the Company’s success. The Company will seek shareholder approval of the Plan in order to qualify the Plan as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall be construed in a manner consistent with the requirements of such section of the Code and the regulations issued thereunder. Capitalized terms herein shall have the meanings assigned to such terms in Section 18.

2.          ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have full discretionary authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423 and all such authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan. Subject to applicable laws, rules, and regulations, the Plan Administrator may, in its discretion, from time to time, delegate all or any part of its responsibilities and powers under the Plan to any employee or group of employees of the Company, and revoke any such delegation. Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Plan Administrator under the Plan, including, but not limited to, establishing procedures to be followed by the Plan Administrator.

3.           STOCK SUBJECT TO PLAN.

a.        The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 500,000 shares.

b.        In the event of any of the following transactions affecting the Common Stock: any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock, or a merger, consolidation, acquisition of property or shares, spin-off, other distribution of stock or property (including any extraordinary cash or stock dividend), or liquidation or other similar event affecting the Company, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date, and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the outstanding purchase rights, and such adjustments shall be final, binding and conclusive on the holders of those rights.

4.             ELIGIBILITY.

a.        Participation in the Plan is voluntary. Subject to Section 4(b) below, each Employee who has been employed by the Company for at least one year and whose customary employment is more than 20 hours per week will be eligible to participate in the Plan.

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b.        Notwithstanding any provisions of the Plan to the contrary, no Employee shall be eligible to purchase Common Stock under the Plan (i) to the extent that, immediately after such purchase, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of GEO or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of GEO or of any Subsidiary, or (ii) if such Employee is both a highly compensated employee (within the meaning of section 414(q) of the Code) and an officer of the Company subject to the disclosure requirements of section 16(a) of the Securities Exchange Act of 1934.

5.          PARTICIPATION. An eligible Employee may participate in the Plan by completing the Enrollment Application. Participation in the Plan shall commence as soon as administratively possible after the Enrollment Application has been processed by the Company. Subject to Section 8(b) hereof, Participant’s enrollment in the Plan and any Payroll Deduction shall terminate as of the date he or she no longer meet the eligibility requirements of Section 4.

6.          OFFERING PERIODS.

a.         Shares of Common Stock shall be offered for purchase under the Plan through a series of Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated. At the discretion of the Plan Administrator, Offering Periods may overlap one another.

b.         Unless otherwise determined by the Plan Administrator prior to the start date of any Offering Period, each Offering Period shall begin on the first day of each month and end on the last day of such month. Notwithstanding any provision in this Plan to the contrary, an Offering Period shall not be of a duration which exceeds twenty-four (24) months.

7.          PAYROLL DEDUCTIONS.

a.         Except as otherwise provided by the Plan Administrator, at the time a Participant enrolls in the Plan (or at any subsequent time while the Participant is still an eligible Employee), the Participant shall elect to have Payroll Deductions made with respect to the Payroll Salary paid during any Payroll Period. A Payroll Deduction may not be less than $5 or more than $500 for any Payroll Period. Payroll Deductions for a Participant shall become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator or its designee and shall end when terminated by the Participant, unless earlier terminated pursuant to the Plan.

b.         Notwithstanding anything to the foregoing, the Participant’s Payroll Deduction shall not exceed the Participant’s Payroll Salary as reduced, either by application of applicable law or otherwise, by any deductions including, without limitation, (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate, (iii) and child or spousal support obligations, or (iv) wage garnishments.

c.         Except as otherwise provided by the Plan Administrator or the terms of this Plan, a Participant’s Payroll Deduction will remain in effect for each subsequent Payroll Period throughout the current and subsequent Offering Periods except to the extent such Payroll Deduction is changed in accordance with the terms of this Plan.

d.         Except as otherwise provided by the Plan Administrator or the terms of this Plan, a Participant may, at any time discontinue, increase or decrease his or her rate of Payroll Deduction to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator or its designee.

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e.         All Payroll Deductions made for a Participant shall be credited to his or her Payroll Deduction Account. A Participant may not make any additional payments or contributions to his or her Payroll Deduction Account unless otherwise provided for by the Plan Administrator.

f.         Notwithstanding the foregoing, to the extent necessary to comply with the terms of this Plan, a Participant’s Payroll Deductions may be decreased by the Company to zero at any time. Payroll deductions shall recommence at the rate provided in such Participant’s Payroll Deduction elections when first permitted under this Plan, unless terminated by the Participant.

g.         No interest shall accrue on Payroll Deductions of a Participant in the Plan.

8.           PURCHASE RIGHTS.

a.         Grant of Purchase Right. A Participant shall be granted a separate purchase right for each Offering Period in which he or she is enrolled. The purchase right shall be granted on the start date of the Offering Period and shall provide the Participant with the right to purchase shares of Common Stock, on the Purchase Date of such Offering Period, upon the terms set forth below. A Participant shall execute any forms or documents in connection with his or her purchase rights (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

b.         Purchase of Common Stock. Each purchase right shall be automatically exercised on the Purchase Date. The purchase shall be effected by applying the funds in the Participant’s Payroll Deductions Account on the Purchase Date to the purchase shares of Common Stock by dividing the amount of money in such Participant’s Payroll Deduction Account in the Plan by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3, 4, 7 and 9 hereof. At the discretion of the Plan Administrator, fractional shares may be purchased. A Participant shall automatically purchase Common Stock on the Purchase Date even if such Participant is no longer employed with the Company or is no longer eligible to participate in the Plan as of the Purchase Date. Notwithstanding the foregoing, in the event the Participant terminates employment with the Company more than 90 days before the next Purchase Date or becomes ineligible to participate in the Plan pursuant to Section 4(b)(i) hereof, then the funds in such Participant’s Payroll Deduction Account shall be promptly refunded to the Participant and no Common Stock shall be purchased with the funds in such Participant’s Payroll Deduction Account.

c.         Purchase Price. Unless otherwise determined by the Plan Administrator prior to the beginning of an Offering Period, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within a particular Offering Period shall be equal to ninety-five percent (95%) of the Fair Market Value per share of Common Stock on such Purchase Date. Notwithstanding any other provisions of this Plan, the Purchase price may not be less than the lesser of (i) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the first day of the Offering Period; or (ii) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the applicable Purchase Date.

d.         Maximum Number of Purchasable Shares. The maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Five Hundred (500) shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any one Purchase Date shall not exceed Twenty Thousand (20,000) shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. Notwithstanding the above, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any Offering Period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants enrolled in that particular Offering Period on each Purchase Date which occurs during that Offering Period.

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e.         Excess Payroll Deductions. Except as provided below, any Payroll Deductions not applied to the purchase of shares of Common Stock on any Purchase shall be held for the purchase of Common Stock on the next Purchase Date. Notwithstanding the above, any Payroll Deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date or any other reason shall be promptly refunded. In the event the Participant is not employed by the Company on the Purchase Date, any funds remaining in the Participant’s Payroll Deduction Account immediately following the Purchase Date shall be refunded as soon as administratively possible.

f.         Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations in Section 9, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the Offering Period in which he or she is enrolled, then no further Payroll Deductions shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions shall not terminate the Participant’s purchase right for the Offering Period in which he or she is enrolled, and Payroll Deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that Offering Period in compliance with the accrual limitations of Section 9.

g.         Withdrawal from Offering Period. Except as otherwise provided for by the Plan Administrator or pursuant to the terms of this Plan, a Participant may not withdraw from any Offering Period in which he or she is enrolled or has Payroll Deductions in his or her Payroll Deduction Account. To the extent the Plan Administrator permits a Participant to withdraw from an Offering Period, all the funds in such Participant’s Payroll Deduction Account shall be distributed to the Participant, no further Payroll Deductions shall be collected from the Participant with respect to that Offering Period and such withdrawal shall be irrevocable with respect to such Offering Period.

h.         Termination of Purchase Right. Except as provided in Section 8(b), in the event a Participant ceases to remain eligible to participate in the Plan for any reason while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s Payroll Deductions for the Offering Period in which the purchase right so terminates shall be refunded as soon as administratively possible.

i.         Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan or the limit on the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date, the Plan Administrator shall make a pro-rata allocation of the shares available or purchasable on a uniform and nondiscriminatory basis, and the Payroll Deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

j.         Delivery of Stock. As promptly as practicable after each Purchase, the Company shall arrange the delivery to each Participant the shares of Common Stock purchased by such Participant. At the Company’s sole election, the Company may deliver such shares in certificated or book entry form. Alternatively, the Company may issue and deliver certificates for the number of shares of Common Stock purchased by all Participants to a firm which is a member of the National Association of Securities Dealers, as selected by the Company, which shares shall be maintained by such firm in a separate brokerage account for each Participant.

k.         Stockholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

9.           ACCRUAL LIMITATIONS.

a.         No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights

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to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty Five Thousand Dollars ($25,000.00) worth of stock of GEO or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

b.         For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date during the Offering Period.

c.         If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the Payroll Deductions that the Participant made during that Offering Period shall be promptly refunded.

d.         In the event there is any conflict between the provisions of this Section and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section shall be controlling.

10.        TRANSFERABILITY AND LIMITATIONS ON TRANSFER OF COMMON STOCK. Neither Payroll Deductions credited to a Participant’s Payroll Deduction Account nor any rights with regard to the purchase of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed. Except as otherwise provided for by the Board, Shares of Common Stock purchased pursuant to this Plan may not be assigned, sold, transferred or otherwise disposed of by a Participant for 1 year following the Purchase Date; provided, however, that this restriction on transferability of Common Stock shall not apply following a Change in Control.

11.         CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be purchased or issued under this Plan unless the purchase, issuance and delivery of such shares will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to purchase Common Stock, the Company may require the Participant who is making such purchase to represent and warrant that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. Additionally, the Company may require that shares acquired through the Plan be held by the Participant for a minimum period of time before such shares may be transferred. The Company may require a legend setting forth any applicable transfer restrictions to be stamped or otherwise written on the certificates of shares purchased through the Plan.

12.         CHANGE IN CONTROL. In the event of a Change in Control of the Company, each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of such Change in Control. Any applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date. Notwithstanding the provisions of this Section 12 to the contrary, the Plan Administrator may in its discretion determine that any outstanding purchase rights shall be terminated prior to the effective date of a Change in Control, in which case all Payroll Deductions in each Participant’s Payroll Deduction Account shall be promptly refunded. Unless otherwise provided by the Board all Payroll Deductions shall cease following the Change in Control.

13.         USE OF FUNDS. All Payroll Deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Payroll Deductions.

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14.         TERM OF PLAN. Subject to the Plan being approved by the affirmative vote of the holders of a majority of the shares of Common Stock which are present or represented and entitled to vote and voted at a meeting on or before the date which is no later than twelve (12) months after the date the Plan is adopted by the Board, the Plan shall become effective July 9, 2011. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last Purchase Date immediately preceding the tenth anniversary of the effective date of the Plan, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan, and (iii) June 29, 2012 if shareholder approval of the Plan is not obtained by such date. No further purchase rights shall be granted or exercised, and no further Payroll Deductions shall be made after Plan termination.

15.         AMENDMENT OR TERMINATION.

a.         The Board may at any time and for any reason terminate or amend the Plan. Except as explicitly provided in the Plan, no amendment may make any change with respect to the purchase of Common Stock under this Plan which is to occur within 30 days following such amendment. In the event the Plan is terminated, a new Purchase Date shall be set forth (the “Termination Purchase Date”). The Termination Purchase Date shall be before the date of Plan termination. The Plan Administrator shall notify each Participant in writing, at least fourteen (14) business days prior to the Termination Purchase Date, that the Purchase Date has been changed to the Termination Purchase Date. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), GEO shall obtain shareholder approval in such a manner and to such a degree as required, in connection with Plan amendment or termination. There shall be no Payroll Deductions following the Termination Purchase Date.

b.         In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the GEO’s shareholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in GEO’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, (iii) modify the eligibility requirements for participation in the Plan, or (iv) any other amendment requiring shareholder approval under any applicable law, regulation or rule.

c.         Notwithstanding Section 15(a) above, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Company will not recognize, for financial reporting purposes, any additional compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan as of the effective date of the Plan be subsequently revised so as to require the Company to recognize compensation expense in the absence of such amendment or termination.

16.         OFFERING PERIODS BEGINNING PRIOR TO SHAREHOLDER APPROVAL.

a.         General. Notwithstanding any provisions in this Plan to the contrary, the following provisions shall apply to all Offering Periods (“Pre-Approval Offering Periods”) that begin prior to the shareholders of GEO approving the Plan in accordance with Section 14 (“Plan Shareholder Approval”).

b.         Pre-Approval Offering Periods. The first Pre-Approval Offering Period shall begin on July 9, 2011. Additional (overlapping) Pre-Approval Offering Periods shall begin on the first day of each following month occurring prior to Plan Shareholder Approval. The Purchase Date for each Offering Period beginning prior to Shareholder Approval shall occur on June 29, 2012 provided that Shareholder Approval is obtained before such date.

c.         Payroll Deductions. No Payroll Deduction shall take place during a Pre-Approval Offering Period after the last day of the first month in which such Pre-Approval Offering Period commences.

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d.         Purchase Price. The Purchase Price for each Pre-Approval Offering Period shall be equal to ninety-five percent (95%) of the Fair Market Value per share of Common Stock on the first day of such Pre-Approval Offering Period.

e.         Purchases Conditioned on Shareholder Approval. No purchase shall take place with respect to any Offering Period under this Plan until and unless Shareholder Approval is timely obtained. In the event that Shareholder Approval is not obtained prior to June 29, 2012, the Company shall promptly refund all Payroll Deductions in each Participant’s Payroll Deduction Account and the Plan shall terminate.

f.         Participant Withdrawals from Pre-Approval Offering Periods. At any time prior to Shareholder Approval, a Participant may terminate his or her participation in all Pre-Approval Offering Periods. Upon such termination, no further Payroll Deductions shall be collected from the Participant and the Company shall refund as soon as administratively possible all Payroll Deductions to such participant. Unless otherwise provided by the Plan Administrator, such termination shall be irrevocable and the Participant shall not be able to participate in any Pre-Approval Offering Periods. Upon Shareholder Approval, the Participant shall be required to complete a new Payroll Deduction form in order to participate in any Offering Periods beginning after Shareholder Approval.

g.         Termination of Employment or Loss of Eligibility. In the event that a Participant terminates his employment with the Company for any reason (including death or disability) prior to Shareholder Approval or ceases to meet the Plan’s eligibility requirements prior to Shareholder Approval, then such Participant shall immediately cease to participate in the Plan (and all Offering Periods) and the Company shall promptly refund all Payroll Deductions to such terminated Participant.

h.         One Year Restriction on Transferability. Notwithstanding any provisions in this Plan to the contrary and except as otherwise provided for by the Board, Shares of Common Stock purchased in connection with any Pre-Approval Period may not be assigned, sold, transferred or otherwise disposed of by a Participant for thirteen (13) months following the first day of such Pre-Approval Offering Period; provided, however, that this restriction on transferability of Common Stock shall not apply following a Change in Control.

17.         MISCELLANEOUS.

a.         Purchase Rights Carry Same Rights and Privileges. To the extent required to comply with the requirements of Section 423 of the Code, all Employees eligible to participate in the Plan shall have the same rights and privileges hereunder.

b.         Administrative Costs. All costs and expenses incurred in the administration of the Plan, including purchase of shares under the Plan, shall be paid by the Company; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

c.         Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

d.         No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s right to terminate, or otherwise modify, any employee’s employment at any time.

e.         Headings. Any headings or subheadings in the Plan are inserted for convenience of reference only and are to be ignored in the construction or interpretation of any provisions hereof.

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f.         Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine when appropriate. Words in the singular shall be read and construed as though in the plural, and vice-versa, when appropriate.

g.         Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Florida to the extent not preempted by federal law.

h.         Regulatory Approvals and Compliance. The Company’s obligation to sell and deliver Common Stock under the Plan is at all times subject to all approvals of and compliance with the (i) regulations of any applicable stock exchanges and (ii) any governmental authorities required in connection with the authorization, issuance, sale or delivery of such Common Stock, as well as federal, state and foreign securities laws.

i.         Severability. In the event that any provision of the Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

j.         Withholding. To the extent that the Company has any federal, state, or other tax withholding obligations, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

k.         No Guarantee of Tax Consequences. The Company does not make any commitment or guarantee that any particular tax treatment shall apply or be available to any person participating or eligible to participate in the Plan, including, without limitation, any tax imposed by the United States or any state thereof, any estate tax, or any tax imposed by a foreign government.

l.         Electronic or Telephonic Elections. The Company may, in its discretion, permit Participants to make electronic elections or telephonic elections in lieu of any written enrollment agreement.

18.         DEFINITIONS.

a.         “Board” shall mean the Board of Directors of GEO or a committee of the Board as from time to time appointed by the Board.

b.         “Change in Control” shall be deemed to occur upon:

(i)         any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than GEO, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of GEO in substantially the same proportions as their ownership of common stock of GEO), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of GEO representing thirty percent (30%) or more of the combined voting power of GEO’s then outstanding securities;

(ii)    during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by GEO’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

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(iii) a merger, consolidation, reorganization, or other business combination of GEO with any other entity, other than a merger or consolidation which would result in the voting securities of GEO outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of GEO or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of GEO (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of GEO’s then outstanding securities shall not constitute a Change in Control; or

(iv) the shareholders of GEO approve a plan of complete liquidation of GEO, and such liquidation occurs, or the consummation of the sale or disposition by GEO of all or substantially all of GEO’s assets other than (x) the sale or disposition of all or substantially all of the assets of GEO to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of GEO at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of GEO.

c.         “Code” shall mean the Internal Revenue Code of 1986, as amended.

d.         “Common Stock” shall mean the common stock of GEO par value $0.01 per share.

e.         “Company” shall mean GEO and any Corporate Affiliate of GEO.

f.         “Corporate Affiliate shall mean (i) any parent or subsidiary corporation of GEO (as determined in accordance with Code Section 424), whether now existing or subsequently established.

g.         “Employee” shall mean any individual who is an employee of the Company for federal income tax purposes.

h.         “Enrollment Application” shall mean any enrollment forms or procedures, including payroll deduction authorizations, effectuated by any means prescribed by the Plan Administrator or its designee, including by means of internet or telephone based communications.

i.         “Fair Market Value” shall mean, as of any date, the closing sales price of Common Stock on that date as listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable. In the event that Fair Market Value is to be determined for a day which is not a Trading Day, the Fair Market Value shall be the closing sales price of the Common Stock on the immediately preceding Trading Day. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

j.         “GEO” shall mean The GEO Group, Inc., a Florida corporation.

k.         “Offering Period” shall mean a period of time during which Common Stock is offered to Participants to purchase with payroll deductions accumulated at the end of the period, as set forth in Section 6 of the Plan.

l.         “Participant” shall mean an eligible Employee who is participating in the Plan or, if applicable, such Participant’s estate, legal guardian or heir at law.

m.         “Payroll Deduction” shall mean the amount a Participant elects to have deducted from his Payroll Salary during any Payroll Period in accordance with Section 7 of the Plan.

n.         “Payroll Deduction Account” shall mean a bookkeeping entry that shows the amount of money available for purchase of Common Stock for a Participant under the Plan from Payroll Deductions.

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o.         “Payroll Period” shall mean the period of time for which each Employee is paid according to the schedule determined by the Company, such that immediately after the last day of such period no base compensation is owed by the Company to the Employee.

p.         “Payroll Salary” shall mean (i) the full base salary (including overtime) paid to a Participant by the Company during any Payroll Period. Except as otherwise determined by the Plan Administrator, Payroll Salary shall not include bonuses, commissions. Payroll Salary shall be calculated before deduction of (A) any income or employment tax withholdings, or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate. However, Payroll Salary shall not include any non-cash items, severance or notice pay, expense allowances or reimbursements, income attributable to stock options or other stock-base compensation or contributions, or any other forms of extraordinary compensation.

q.         “Plan” shall mean this 2011 Employee Stock Purchase Plan.

r.         “Plan Administrator” shall mean the Board or a committee appointed by the Board to administer the Plan.

s.         “Purchase Date” shall mean the last business day of each month, unless otherwise provided in the Plan or determined in writing by the Plan Administrator.

t.         “Purchase Price” shall mean an amount equal to ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Purchase Date, unless otherwise provided in the Plan or determined in writing by the Plan Administrator.

u.         “Subsidiary” shall mean any domestic corporation other than GEO which, pursuant to Section 424(f) of the Code, is included in an unbroken chain of corporations beginning with GEO if, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of capital stock in one of the other corporations in such chain.

v.         “Trading Day” shall mean a day on which national stock exchanges are open for trading.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    ☒

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Clarence E. Anthony 02 Norman A. Carlson 03 Anne N. Foreman 04 Richard H. Glanton 05 Christopher C. Wheeler
06	George C. Zoley
The Board of Directors recommends you vote “FOR” proposals 2, 3 and 4.		For	Against	Abstain		For	Against	Abstain
2	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2012 fiscal year.	☐	☐	☐	6 Adoption of shareholder proposal requesting the review, development and adoption of human rights policies.	☐	☐	☐
3	Advisory vote to approve named executive officer compensation.	☐	☐	☐	7 Adoption of shareholder proposal requesting the annual disclosure of lobbying information.	☐	☐	☐
4	Adoption of The GEO Group, Inc. 2011 Employee Stock Purchase Plan.	☐	☐	☐	The Board of Directors recommends you vote “FOR” the following proposal:	For	Against	Abstain
The Board of Directors recommends you vote “AGAINST” proposals 5, 6 and 7.		For	Against	Abstain	8 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐
5	Adoption of shareholder proposal requesting director election by the majority vote standard.	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

THE GEO GROUP, INC. Annual Meeting of Shareholders May 4, 2012 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 2, 2012, at the Annual Meeting of Shareholders to be held at The Breakers, One South County Road, Palm Beach, FL 33480, at 9:00 A.M. (EDT), May 4, 2012 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 5:00 p.m. EDT on May 2, 2012. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees, FOR Proposals 2, 3, 4 and 8 and AGAINST Proposals 5, 6, and 7. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the person named as proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side